Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Iridium Communications Inc. on Form S-8 and related prospectus of Iridium Communications Inc. pertaining to the 2009 Stock Incentive Plan of Iridium Communications Inc. of our report dated March 28, 2008 with respect to our audit of the financial statements for the period ended December 31, 2007, included in the December 31, 2009 annual report on Form 10-K of Iridium Communications Inc.

/s/ Eisner LLP

New York, New York

March 16, 2010